Exhibit 3.10

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

This Certificate of Amendment to Certificate of Limited Partnership of Cheniere Corpus Christi Pipeline, L.P. (the “Partnership”) is executed and filed pursuant to the provisions of Section 17-202 of the Delaware Revised Uniform Limited Partnership Act. The undersigned DOES HEREBY CERTIFY as follows:

1.	The name of the Company is Cheniere Corpus Christi Pipeline, L.P.

2.	The Certificate of Limited Partnership of the Partnership is hereby amended to reflect a change in the name of the sole general partner of the Partnership by deleting Article 3 of the Certificate of Limited Partnership in its entirety and adding the following:

“3. General Partner. The name and the business, residence, or mailing address of the general partner as of November 6, 2014 are:

Corpus Christi Pipeline GP, LLC

700 Milam Street, Suite 1900

Houston, Texas 77002.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Limited Partnership as of the 26th day of April, 2016.

CORPUS CHRISTI PIPELINE GP, LLC

/s/ R. Keith Teague
By:	R. Keith Teague
Title:	President and Chief Operating Officer